PRESS RELEASE                                       EXHIBIT 99.03



FOR RELEASE:  IMMEDIATE

CONTACT:  Timothy J. Rigas, Executive Vice President
          (814) 274-9830

ADELPHIA ANNOUNCES HYPERION PRIVATE PLACEMENT

Coudersport, PA - March 21, 1996


Adelphia Communications Corporation ("Adelphia") announced today that its 89% owned subsidiary, Hyperion Telecommunications, Inc., intends to offer to institutional investors in a private placement an aggregate of approximately $150.0 million (gross proceeds) units of Senior Discount Notes and warrants to purchase common stock of Hyperion Telecommunications, Inc. Hyperion is a leading competitive local exchange carrier, or CLEC, that designs, constructs, operates and manages fiber optic networks and facilities in 13 markets primarily through joint ventures in the eastern half of the United States. Adelphia is the seventh largest cable television company in the United States which currently owns or manages cable television systems that serve approximately 1.65 million subscribers in 15 states.

Hyperion intends to use the net proceeds from the offering to fund capital expenditures and investments in operating networks, for working capital purposes, and to repay certain indebtedness owed to Adelphia. Hyperion intends to continue to expand its existing networks and to construct new networks in additional markets over the next two years.

The units will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the Securities laws of any such state.